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EXHIBIT 23

    INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Brinker International, Inc.:

    We consent to incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, and 333-42224 on Form S-8 of Brinker International, Inc. of our report dated July 31, 2001, except for Note 15, as to which the date is August 31, 2001 relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 27, 2001 and June 28, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 2001, which report is incorporated by reference in the June 27, 2001 annual report on Form 10-K of Brinker International, Inc.

                      KPMG LLP

Dallas, Texas
September 10, 2001

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  EXHIBIT 23